Exhibit 99.1

News Release

Investor Contact

Stacy Roughan

Director, Investor Relations

DineEquity, Inc.

818-637-3632

Media Contact

Lucy Neugart

Sard Verbinnen

415-618-8750

DineEquity, Inc. Announces Solid First Quarter 2009 Financial Results

Company Retires $88 Million of Securitized Debt

GLENDALE, Calif., April 28, 2009 — DineEquity, Inc. (NYSE: DIN), the parent company of Applebee’s Neighborhood Grill & Bar and IHOP Restaurants, today announced financial results for the first quarter ended March 31, 2009.  DineEquity’s financial performance for the first quarter 2009 included the following highlights as compared to the same quarter last year:

•                  IHOP returned to positive growth with a 2.0% increase in domestic system-wide same-store sales.  Applebee’s domestic system-wide same-store sales decreased 3.0%.  Both brands experienced improvements in same-store sales performance from the fourth quarter 2008.

•                  Net income per share available to common shareholders was $1.80, primarily reflecting the positive impact of gains on debt repurchases and asset sales. Excluding these gains, net income per share available to common shareholders increased 46.9% to $0.72, primarily due to stronger operating margin performance at Applebee’s restaurants and IHOP’s 2.0% same-store sales growth, which offset Applebee’s 3.0% same-store sales decline and a higher corporate tax rate.

•                  Consolidated General & Administrative (G&A) expenses decreased 14.1%, excluding a $6.3 million charge related to the newly formed franchisee purchasing co-operative.  The decrease was primarily driven by reduced overhead expense related to Applebee’s refranchising efforts as well as acquisition integration and cost savings activities.

•                  Cash flows from operating activities increased by $47.7 million to $57.7 million primarily due to the timing of payments related to income taxes and interest expense as well as other operating expenses.

•                  Consolidated capital expenditures was $3.2 million, primarily reflecting the minimal capital needs of the Company’s predominantly franchised restaurant systems.

•                  Free cash flow was $59.0 million (see “References to Non-GAAP Financial Measures” below).

DineEquity, Inc.
450 North Brand Blvd., 7th floor
Glendale, California 91203-4415
866.995.DINE

•                  Securitized debt was reduced by $87.8 million primarily as a result of the retirement of $78.4 million of debt at a discount to face value, proceeds generated from the sale of Applebee’s company-operated restaurants in New Mexico and payments due on the Company’s subordinated notes.

Julia A. Stewart, DineEquity’s chairman and chief executive officer, said, “We are pleased with our same-store sales performance in the first quarter 2009 at both IHOP and Applebee’s as our brands focused on appealing, value offerings that resonated with our guests and performed at a meaningfully higher level than just one quarter ago.  We have also continued to de-lever by retiring $88 million in the first quarter 2009.  For the balance of the year, we remain dedicated to our top priorities of energizing the Applebee’s brand and creating an insurmountable lead for IHOP in the family dining category.  By focusing on the things we can control, we are optimistic that we will continue to successfully navigate what remains a challenging consumer environment.”

Same-Store Sales Performance

IHOP’s domestic system-wide same-store sales increased 2.0% for the first quarter 2009 compared to the same quarter last year, reflecting higher average guest check and slightly positive guest traffic.  IHOP’s marketing efforts during the quarter included unique limited-time offers such as All You Can Eat Pancakes, which was supported by national advertising versus local advertising in the prior year, and Loaded Country Hash Browns.  IHOP also celebrated its fourth annual National Pancake Day during the first quarter 2009.

Applebee’s system-wide domestic same-store sales decreased 3.0% for the first quarter 2009 compared to the same quarter last year.  Same-store sales for Applebee’s domestic franchise restaurants decreased 2.9% for the first quarter 2009 compared to the same quarter last year.  Same-store sales for Applebee’s company-operated restaurants decreased 3.2% for the first quarter 2009 compared to the same quarter last year.  Applebee’s company-operated restaurant same-store sales results for the first quarter 2009 reflected traffic declines, which offset an increased average guest check primarily driven by cumulative pricing increases of approximately 3.5%.  Applebee’s marketing efforts during the quarter included value offerings, Two for $20 and Pick ‘n Pair, as well as a steak promotion and renewed advertising support of Applebee’s carry-out program, Carside To Go, in March 2009.

Company Operations Improvements

Sales at Applebee’s company-operated restaurants decreased 23.9% to $234.3 million primarily due to a 20.9% decrease in the number of effective restaurants as a result of refranchising.  Restaurant operating margin improved 470 basis points to 16.4% in the first quarter 2009 compared to an 11.7% operating margin in the same quarter last year.  Applebee’s operating margin performance for the quarter was primarily driven by higher pricing, improvement in the management of labor and food expense, partially offset by higher commodity costs.  These factors resulted in a 7.3% increase in segment profitability to $38.5 million for the first quarter 2009.

Refranchising Update

DineEquity continues to market its company-operated Applebee’s restaurants.  While interest from both new and existing franchisees remains strong, progress in bringing transactions to fruition has been greatly challenged by the lack of available financing. The Company continues to pursue the sale of these assets and has not revised its operating plan.  However, as previously disclosed, DineEquity has sufficient financial flexibility to continue to meet debt obligations and debt covenants in 2009 without the further sale of Applebee’s company-operated restaurants.

Debt Position

In line with management’s stated objective of dedicating discretionary free cash flow to the retirement of consolidated debt, DineEquity retired $78.4 million of debt at a discount to face value during the first quarter 2009.

DineEquity continued to remain comfortably within compliance with its key debt covenants as of the end of the first quarter 2009.  The Company’s consolidated leverage ratio was 6.2x, and its debt service coverage ratios were 3.7x for IHOP’s securitization on a three-month unadjusted basis and 3.7x for the Applebee’s securitization on three-month adjusted basis.  Both calculations are defined by the Company’s securitized debt agreement.  DineEquity has provided supplemental information to this news release regarding its compliance with its debt covenants, which may be accessed by visiting the Calls & Presentations section of DineEquity’s Investor Relations website at http://investors.dineequity.com and referring to supporting materials for the Company’s first quarter 2009 webcast.

2009 Financial Guidance

DineEquity reiterated its key financial performance guidance metrics for 2009, which include:

•                  Consolidated cash flows from operating activities expected to range between $100 and $110 million.  The Company will receive approximately $15 million in additional cash from the structural run-off of the IHOP business unit’s long-term notes receivable.

•                  Consolidated capital expenditures expected to range between $13 and $16 million.

•                  Consolidated G&A expenses expected to range between $165 million and $175 million, including non-cash stock-based compensation expense and depreciation of approximately $20 million.

•                  Applebee’s company-operated same-store sales performance ranging between negative 2% to negative 5% for fiscal 2009 with domestic system-wide same-store sales expected to be similar to that of company-operated restaurants for the year.

•                  Improved operating margin at Applebee’s company-operated restaurants expected by 50 to 150 basis points.

•                  IHOP’s system-wide same-store sales performance to range between positive 1% and negative 1%.

Investor Conference Call Today

The Company will host an investor conference call today to discuss its first quarter 2009 financial results at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time).  To participate on the call, please dial (888) 713-4211 and reference pass code 69015647.  A live webcast of the call will be available on DineEquity’s Web site at www.dineequity.com, and may be accessed by visiting Calls & Presentations under the site’s Investor Information section.  Participants should allow approximately ten minutes prior to the call’s start time to visit the site and download any streaming media software needed to listen to the webcast.  A telephonic replay of the call may be accessed through May 5, 2009 by dialing 888-286-8010 and referencing pass code 59388785.  An online archive of the webcast also will be available on the Investor Information section of DineEquity’s Web site.

About DineEquity, Inc.

Based in Glendale, California, DineEquity, Inc., through its subsidiaries, franchises and operates restaurants under the Applebee’s Neighborhood Grill & Bar and IHOP brands.  With nearly 3,400 restaurants combined, DineEquity is the largest full-service restaurant company in the world.  For more information on DineEquity, visit the Company’s Web site located at www.dineequity.com.

Forward-Looking Statements

There are forward-looking statements contained in this news release. They use such words as “may,” “will,” “expect,” “believe,” “plan,” or other similar terminology, and include statements regarding the strategic and financial benefits of the acquisition of Applebee’s International, Inc., expectations regarding integration and cost savings, and other financial guidance. These statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements. These factors include, but are not limited to: the implementation of the Company’s strategic growth plan; the availability of suitable locations and terms for the sites designated for development; the ability of franchise developers to fulfill their commitments to build new restaurants in the numbers and time frames covered by their development agreements; legislation and government regulation including the ability to obtain satisfactory regulatory approvals; risks associated with executing the Company’s strategic plan for Applebee’s; risks associated with the Company’s incurrence of significant indebtedness to finance the acquisition of Applebee’s; the failure to realize the synergies and other perceived advantages resulting from the acquisition; costs and potential litigation associated with the acquisition; the ability to retain key personnel after the acquisition; conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies; acts of war or terrorism; availability and cost of materials and labor; cost and availability of capital; competition; continuing acceptance of the IHOP and Applebee’s brands and concepts by guests and franchisees; the Company’s overall marketing, operational and financial performance; economic and political conditions; adoption of new, or changes in, accounting policies and practices; and other factors discussed from time to time in the Company’s news releases, public statements and/or filings with the Securities and Exchange Commission, especially the “Risk Factors” sections of Annual and Quarterly Reports on Forms 10-K and 10-Q. Forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. In addition, the Company disclaims any intent or obligation to update these forward-looking statements.

Non-GAAP Financial Measures

This news release includes references to the Company’s “net income available to common stockholders, excluding gain on extinguishment of debt and gain on disposition of assets” and the non-GAAP financial measures “EBITDA” and “free cash flow.”  The former is computed for a given period by deducting from net income available to common stockholders for such period the effect of any gain related to debt extinguishment and disposition of assets incurred in such period.  This is presented on an aggregate basis and a per share (diluted) basis.  For the latter, the Company defines “EBITDA” for a given period as income before income taxes less interest expense, depreciation and amortization, impairment and closure charges, stock-based compensation, non-recurring acquisition costs, gain on sale of assets, non-cash amounts related to a captive insurance subsidiary and non-recurring expenses associated with strategic alternatives, “EBITDAR” for a given period as EBITDA plus annualized operating lease expense (Rent), and “free cash flow” for a given period as cash provided by operating activities, plus receipts from notes and equipment contracts receivable (“long-term notes receivable”), less capital expenditures.  Management utilizes EBITDA for debt covenant purposes and free cash flow to determine the amount of cash remaining for general corporate and strategic purposes after the receipts from long-term notes receivable, and the funding of operating activities and capital expenditures.  Management believes this information is helpful to investors to determine the Company’s adherence to debt covenants and the Company’s cash available for these purposes.  EBITDA and free cash flow are supplemental non-GAAP financial measures and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

[Financial Tables to Follow]

DINEEQUITY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2009	2008
Revenues
Franchise revenues	$98,210	$89,934
Company restaurant sales	238,205	311,922
Rental income	33,709	32,965
Financing revenues	4,113	7,968
Total revenues	374,237	442,789
Costs and Expenses
Franchise expenses	28,298	23,377
Company restaurant expenses	200,415	276,575
Rental expenses	24,542	24,709
Financing expenses	7	3,339
General and administrative expenses	47,159	47,604
Interest expense	48,532	50,647
Amortization of intangible assets	3,019	2,899
Gain on extinguishment of debt	(26,354)	—
Gain on disposition of assets	(5,137)	(178)
Other income, net	(128)	(1,521)
Total costs and expenses	320,353	427,451
Income before income taxes	53,884	15,338
Provision for income taxes	16,743	1,484
Net income	$37,141	$13,854
Net income	$37,141	$13,854
Less: Series A preferred stock dividends	(4,750)	(4,750)
Less: Accretion of Series B preferred stock	(560)	(521)
Less: Net loss allocated to unvested participating restricted stock	(1,203)	(248)
Net income available to common stockholders	$30,628	$8,335
Net income available to common stockholders per share
Basic	$1.82	$0.50
Diluted	$1.80	$0.50
Weighted average shares outstanding
Basic	16,842	16,703
Diluted	17,394	16,781
Dividends declared per common share	$—	$0.25
Dividends paid per common share	$—	$0.25

DINEEQUITY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2009	December 31, 2008
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$97,456	$114,443
Restricted cash	100,528	83,355
Short-term investments, at market value	278	276
Receivables, net	80,988	117,930
Inventories	10,997	10,959
Prepaid income taxes	—	15,734
Prepaid expenses	15,906	17,067
Deferred income taxes	27,917	27,504
Assets held for sale	8,714	11,861
Total current assets	342,784	399,129
Non-current restricted cash	51,882	53,395
Restricted assets related to captive insurance subsidiary	5,500	5,573
Long-term receivables	271,832	277,106
Property and equipment, net	809,004	824,482
Goodwill	697,470	697,470
Other intangible assets, net	952,758	956,036
Other assets, net	142,910	148,026

Total assets	$3,274,140	$3,361,217

Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of long-term debt	$17,550	$15,000
Accounts payable	48,844	48,983
Accrued employee compensation and benefits	43,862	44,299
Deferred revenue	52,067	95,532
Accrued financing costs	20,000	20,071
Other accrued expenses	71,095	55,249
Accrued interest payable	4,470	3,580
Total current liabilities	257,888	282,714
Long-term debt, less current maturities	1,763,057	1,853,367
Financing obligations, less current maturities	312,719	318,651
Capital lease obligations, less current maturities	159,415	161,310
Deferred income taxes	395,966	395,448
Other liabilities	119,405	119,910
Total liabilities	3,008,450	3,131,400
Preferred stock, Series A	187,050	187,050
Total stockholders’ equity	78,640	42,767

Total liabilities and stockholders’ equity	$3,274,140	$3,361,217

DINEEQUITY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended March 31,
	2009	2008
Cash flows from operating activities
Net income	$37,141	$13,854
Adjustments to reconcile net loss to cash flows provided by operating activities
Depreciation and amortization	26,114	28,783
Gain on extinguishment of debt	(26,354)	—
Deferred income taxes	(1,320)	(4,898)
Stock-based compensation expense	3,198	3,072
Tax benefit from stock-based compensation	317	984
Excess tax benefit from stock options exercised	—	(251)
Gain on disposition of assets	(5,137)	(178)
Changes in operating assets and liabilities
Receivables	36,603	28,171
Inventories	(167)	75
Prepaid expenses	10,680	2,661
Accounts payable	1,256	(23,999)
Accrued employee compensation and benefits	(437)	(3,423)
Deferred revenues	(43,465)	(32,086)
Other accrued expenses	20,958	(4,937)
Other	(1,718)	2,134
Cash flows provided by operating activities	57,669	9,962
Cash flows from investing activities
Additions to property and equipment	(3,162)	(18,102)
(Additions) reductions to long-term receivables	948	(1,390)
Payment of accrued acquisition costs	—	(10,001)
Collateral released by captive insurance subsidiary	74	2,680
Proceeds from sale of property and equipment	8,834	30
Principal receipts from notes and equipment contracts receivable	4,505	4,219
Reductions to assets held for sale	—	12,386
Other	(40)	(37)
Cash flows provided by (used in) investing activities	11,159	(10,215)
Cash flows from financing activities
Repayment of long-term debt	(61,605)	—
Principal payments on capital lease and financing obligations	(3,467)	(1,391)
Dividends paid	(4,750)	(6,012)
Payment of preferred stock issuance costs	—	(1,500)
Reissuance of treasury stock	—	1,148
Repurchase of restricted stock	(264)	(92)
Proceeds from stock options exercised	—	664
Excess tax benefit from stock options exercised	—	251
Payment of accrued debt issuance costs	(63)	(2,845)
Restricted cash related to securitization	(15,666)	16,276
Cash flows (used in) provided by financing activities	(85,815)	6,499
Net change in cash and cash equivalents	(16,987)	6,246
Cash and cash equivalents at beginning of year	114,443	26,838
Cash and cash equivalents at end of period	$97,456	$33,084

DINEEQUITY, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURES

(In thousands, except per share amounts)

(Unaudited)

Reconciliation of (i) net income available to common stockholders to (ii) net income available to common stockholders excluding gain on extinguishment of debt and gain on disposition of assets, and related per share data:

	Three Months Ended March 31,
	2009	2008
Net income available to common stockholders, as reported	$30,628	$8,335
Gain on extinguishment of debt	(26,354)	—
Gain on disposition of assets	(5,137)	(178)
Income tax benefit	12,310	70
Net income allocated to unvested participating restricted stock	725	4
Net income available to common stockholders, as adjusted	$12,172	$8,231

Diluted net income available to common stockholders per share:
Net income available to common stockholders per share, as reported	$1.80	$0.50
Dilutive effect per share	0.02	—
Gain on extinguishment of debt per share	(1.56)	—
Gain on disposition of assets per share	(0.31)	(0.01)
Income tax benefit per share	0.73	—
Net income allocated to unvested participating restricted stock per share	0.04	—
Diluted net income available to common stockholders per share, as adjusted	$0.72	$0.49

Reconciliation of (i) income before income taxes to (ii) EBITDA and to (ii) EBITDAR:

Trailing Twelve Months Ended March 31, 2009

Income before income taxes	$(149,610)
Interest expense	221,956
Depreciation and amortization	70,657
Impairment and closure charges	240,050
Stock-based compensation	12,225
Non-recurring acquisition costs (including severance and retention)	6,264
Gain on sale of assets	(4,255)
Non-cash amounts related to captive insurance subsidiary	546
Non-recurring expenses associated with strategic alternatives	(46)
EBITDA	397,787
Annualized operating lease expense	90,643
EBITDAR	$488,430

Reconciliation of the Company’s cash provided by operating activities to free cash flow:

Three Months Ended March 31, 2009
Cash flows from operating activities	$57,669
Receipts from long-term notes receivable	4,505
Capital expenditures	(3,162)
Free cash flow	$59,012

DINEEQUITY, INC. AND SUBSIDIARIES

RESTAURANT DATA

The following table sets forth, for the three-month period ended March 31 of the current year and prior year, information regarding the percentage change in sales at effective restaurants in the IHOP and Applebee’s systems compared to the same periods in the prior year. “Effective restaurants” are the number of restaurants in a given period, adjusted to account for restaurants open for only a portion of the period. Information is presented for all effective restaurants in the IHOP and Applebee’s system, which includes restaurants owned by the Company, as well as those owned by franchisees and area licensees. Sales at restaurants that are owned by franchisees and area licensees are not attributable to the Company. However, we believe that presentation of this information is useful in analyzing our revenues because franchisees and area licensees pay us royalties and advertising fees that are generally based on a percentage of their sales, as well as rental payments under leases that are usually based on a percentage of their sales. Management also uses this information to make decisions about future plans for the development of additional restaurants as well as evaluation of current operations.

	Three Months Ended March 31,
	2009	2008	2009	2008
	IHOP		Applebee’s
Restaurant Data
Effective restaurants(a)
Franchise	1,225	1,175	1,588	1,467
Company	11	10	404	511
Area license	160	157	—	—
Total	1,396	1,342	1,992	1,978
System-wide(b)
Sales percentage change(c)	5.6%	7.9%	(2.6)%	2.8%
Domestic same-store sales percentage change(d)	2.0%	3.7%	(3.0)%	0.5%
Franchise(b)(e)
Sales percentage change(c)(g)	6.4%	8.5%	4.7%	2.6%
Same-store sales percentage change(d)	2.0%	3.7%	(2.9)%	0.0%
Company(f)
Sales percentage change(c)(g)	n.m.	n.m.	(24.0)%	3.2%
Same-store sales percentage change(d)	n.m.	n.m.	(3.2)%	2.1%
Area License(h)
Sales percentage change(c)	(1.4)%	3.2%	—	—

(a)    “Effective restaurants” are the number of restaurants in a given fiscal period adjusted to account for restaurants open for only a portion of the period. Information is presented for all effective restaurants in the IHOP and Applebee’s systems, which includes restaurants owned by the Company as well as those owned by franchisees and area licensees.

(b)    “System-wide sales” are retail sales at IHOP and Applebee’s restaurants operated by franchisees and IHOP restaurants operated by area licensees, as reported to the Company, in addition to retail sales at company-operated restaurants.  Sales at restaurants that are owned by franchisees and area licensees are not attributable to the Company.

(c)    “Sales percentage change” reflects, for each category of restaurants, the percentage change in sales in any given fiscal period compared to the prior fiscal period for all restaurants in that category.

(d)    “Same-store sales percentage change” reflects the percentage change in sales, in any given fiscal period compared to the prior fiscal period, for restaurants that have been operated throughout both fiscal periods that are being compared and have been open for at least 18 months. Because of new unit openings and store closures, the restaurants open throughout both fiscal periods being compared will be different from period to period. Same-store sales percentage change does not include data on IHOP restaurants located in Florida.

(e)    IHOP franchise restaurant sales were $582.0 million and $547.2 million for the quarters ended March 31, 2009 and 2008, respectively.  IHOP average weekly unit sales for franchise-operated restaurants were $36,546 and $35,826 for the quarters ended March 31, 2009 and 2008, respectively.  Applebee’s franchise restaurant sales were $939.9 million and $897.8 million for the quarters ended March 31, 2009 and 2008, respectively.  Applebee’s average weekly unit sales for domestic franchise-operated restaurants were $49,434 and $50,933 for the quarters ended March 31, 2009 and 2008, respectively.

(f)     Sales percentage change and same-store sales percentage change for IHOP company-operated restaurants are not meaningful due to the relatively small number and test-market nature of the restaurants, along with the periodic inclusion of restaurants reacquired from franchisees that are temporarily operated by the Company.  Applebee’s average weekly unit sales for domestic company-operated restaurants were $44,636 and $46,470 for the quarters ended March 31, 2009 and 2008, respectively.

(g)    The sales percentage change for Applebee’s franchise and company-operated restaurants is impacted by the franchising of 103 company-operated restaurants during 2008.

(h)    Sales at IHOP area license restaurants were $56.5 million and $57.3 million for the quarters ended March 31, 2009 and 2008, respectively.

DINEEQUITY, INC. AND SUBSIDIARIES

RESTAURANT DATA

The following table summarizes our restaurant development activity:

	Three Months Ended March 31,
	2009	2008	2009	2008
	IHOP		Applebee’s
	(unaudited)
Restaurant Development Activity
Beginning of period	1,396	1,344	2,004	1,976
New openings
Company-developed	—	—	—	1
Franchisee-developed	11	11	5	16
Area license	—	—	—	—
Total new openings	11	11	5	17
Closings
Company	—	—	—	(1)
Franchise	(4)	(2)	(17)	(6)
Area license	(1)	—	—	—
End of period	1,402	1,353	1,992	1,986
Summary-end of period
Franchise	1,231	1,186	1,591	1,475
Company	12	10	401	511
Area license	159	157	—	—
Total	1,402	1,353	1,992	1,986